As filed with the Securities and Exchange Commission on November 9, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CorMedix Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5894890 (I.R.S. Employer Identification No.)
745 Rt. 202-206, Suite 303 Bridgewater, NJ 08807 (Address of Principal Executive Offices) (Zip Code)
Amended and Restated 2006 Stock Incentive Plan
(Full title of the plan)

John C. Houghton
President and Chief Executive Officer
CorMedix Inc.
745 Rt. 202-206, Suite 303
Bridgewater, NJ 08807
(908) 517-9500

(Name, Address, and Telephone Number of Agent for Service)

Copy to:
Yehuda Markovits, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022-1106 (212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	637,173	$1.40 (2)	$892,043	$63.61
Common stock, par value $0.001 per share	1,662,827	$3.15 (3)	$5,237,906	$373.47
TOTAL	2,300,000		$6,129,949	$437.08

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such indeterminate number of additional shares of common stock of the Registrant that may be offered pursuant to the anti-dilution provisions set forth in the Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”).

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock of the Registrant as reported on NYSE Amex on November 8, 2010.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on a weighted average of the exercise prices of outstanding options previously granted under the 2006 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, CorMedix Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by us with the Commission are incorporated by reference in this prospectus:

1.
Our prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, on March 26, 2010, relating to the registration statement on Form S-1, as amended (Registration No. 333-163380), which contains our audited financial statements for the latest fiscal year for which such statements have been filed;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the Commission on May 11, 2010;

3.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the Commission on August 12, 2010;

4.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed with the Commission on November 9, 2010;

5.	Our Current Reports on Form 8-K filed with the Commission on April 21, 2010, May 7, 2010, June 25, 2010, June 30, 2010 and November 4, 2010; and

6.
The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-34673) filed with the Commission on March 19, 2010, including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise.  Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of our directors, officers and employees to the fullest extent permitted by the DGCL.

We have entered into indemnification agreements with each of our directors and certain executive officers pursuant to which we have agreed to indemnify each such director and officer to the fullest extent permitted by applicable law.

We have obtained liability insurance covering our directors and executive officers for claims asserted against them or incurred by them in such capacity.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1
Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1/A (File No. 333-163380), filed with the Commission on March 1, 2010)

4.2	Form of Amended and Restated By-laws (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1/A (File No. 333-163380), filed with the Commission on March 1, 2010)

4.3	Amended and Restated 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/A (File No. 333-163380), filed with the Commission on March 1, 2010)

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP*

23.1	Consent of J.H. Cohn LLP*

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5.1)*

24.1	Powers of Attorney (included on the signature page to this Registration Statement)*

_______________
*Filed herewith.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on the 9th day of November, 2010.

CORMEDIX INC.

By:	/s/ John C. Houghton
Name:	John C. Houghton
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Houghton and Brian Lenz as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell H. Ellison	Chairman of the Board	November 9, 2010
Russell H. Ellison

/s/ John C. Houghton	President and Chief Executive Officer (Principal Executive Officer)	November 9, 2010
John C. Houghton

/s/ Brian Lenz	Chief Financial Officer	November 9, 2010
Brian Lenz	(Principal Financial and Accounting Officer)

/s/ Richard M. Cohen	Director	November 9, 2010
Richard M. Cohen

/s/ Gary A. Gelbfish	Director	November 9, 2010
Gary A. Gelbfish

Director
Bamdad Bastani

/s/ Antony E. Pfaffle	Director	November 9, 2010
Antony E. Pfaffle

/s/ Timothy Hofer	Director	November 9, 2010
Timothy Hofer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1/A (File No. 333-163380), filed with the SEC on March 1, 2010)

4.2	Form of Amended and Restated By-laws (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1/A (File No. 333-163380), filed with the SEC on March 1, 2010)

4.3	Amended and Restated 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/A (File No. 333-163380), filed with the SEC on March 1, 2010)

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP*

23.1	Consent of J.H. Cohn LLP*

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5.1)*

24.1	Powers of Attorney (included on the signature page to this Registration Statement)*

_______________
*Filed herewith.